nFusz Appoints Financial Expert Kenneth S. Cragun to Board of Directors

-	Brings Over 30 Years Financial Experience to Leadership Team

HOLLYWOOD, September 4, 2018 (GLOBE NEWSWIRE) -- nFusz, Inc. (OTCQB: FUSZ), a leader in business-focused interactive video, and the pioneer of augmented sales intelligence software, announced it appointed Kenneth S. Cragun to its board of directors.

“We are fortunate to welcome a professional of Ken Cragun’s stature to our Board of Directors,” stated nFusz CEO Rory J. Cutaia. “As we continue to pursue our plans to uplist to NASDAQ, Ken’s knowledge and experience will be instrumental. He brings over 30 years of national exchange financial expertise, including experience in capital structure improvement, mergers & acquisitions, and the follow-on integration strategies and execution. With a Deloitte CPA background, billion-dollar market-cap CFO experience for NASDAQ-listed technology companies, and expertise in SEC reporting, cash management, and sophisticated financial audits, Ken is an ideal choice to chair our Audit Committee,” continued Mr. Cutaia.

“nFusz’s technology is truly ground-breaking and well-positioned to disrupt the customer relationship management software sector and beyond,” stated Mr. Cragun. “I am excited to roll-up my sleeves and dive-in to assist the company to execute its plans for global growth, both organically and through accretive acquisitions. This is an exciting time for nFusz and its stockholders.”

Mr. Cragun’s appointment as an independent director will be effective September 10, 2018. He will serve on each of nFusz’s three Board committees: Audit, Compensation, Governance and Nominating, and will also serve as Audit Committee Chair.

About Kenneth S. Cragun

A highly regarded, strategic-thinking financial executive, comfortable in fast-growth and dynamic environments, Ken Cragun has more than 30-years experience leading major financing transactions, including IPOs, completing acquisitions and executing integration strategies, and building teams in more than 20 countries. Mr. Cragun has broad business knowledge combined with strong technical skills related to GAAP accounting and SEC reporting. His area of focus has been in the technology and digital marketing sectors, including SaaS model software companies, with CFO experience in multi-national businesses of up to $600 million in annual revenue.

Mr. Cragun is currently Chief Financial Officer of CorVel Corporation, (NASDAQ: CRVL), a $1.1B market cap company and a nationwide leader in technology driven risk management programs. Mr. Cragun has been with CorVel since January 2018. He is also a CFO Partner at Hardesty, LLC, a national executive services firm since October 2016. Among his achievements prior to joining CorVel, Mr. Cragun served as chief financial officer of two NASDAQ-listed companies: Local Corporation, from April 2009 to September 2016, which operated Local.com, a U.S. top 100 website; and Modtech Holdings, Inc., from June 2006 to March 2009, a supplier of modular buildings. Mr. Cragun is also a CPA and began his professional career at Deloitte.

Mr. Cragun earned his BS in Accounting from Colorado State University-Pueblo and his AAS in Business Management from Brigham Young University-Idaho. He is also a two-time finalist for the Orange County Business Journal “CFO of the Year” – Public Companies.

About nFusz, Inc.

nFüsz, Inc. (OTCQB: FUSZ) is a recognized leader in business-focused interactive video and a pioneer of augmented sales intelligence software. The company’s flagship product, notifiCRM, is the first interactive video-based customer relationship management (CRM) platform that allows anyone to create, distribute, post, track, and measure interactive videos that do the selling for you, effectively eliminating friction and sales skill from the sales process. Prospects and customers can respond to a call to action by clicking right in the video, while the video is playing and while their interest level is piqued – and no download of any kind is required. nFusz products are cloud-based, Software-as-a-Service (SaaS), and are accessible on all mobile and desktop devices. nFusz users report significant increases in engagement and conversion rates and the company’s enterprise-class global platform can accommodate any size campaign or sales organization. nFusz products give business professionals the tools they need to compete effectively in today’s video-centric business and social media environment. The company’s newest products, also based on its interactive video technology platform, include notifiMED, for the healthcare industry, and notifiEDU, for the education sector. For more information on nFüsz, Inc., visit www.nFusz.com.

Safe Harbor Statement

This press release may contain “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the Company’s actual results. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and other filings with the U. S. Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contact Information

LHA Investor Relations, Kirsten Chapman/Moriah Shilton 415-433-3777 nfusz@lhai.com